XACT AID, INC.
CERTIFICATE OF DESIGNATION
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.195 of the General
Corporation Law of the State of Nevada

Xact Aid, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation by unanimous written consent effective August 9, 2006:

RESOLVED, that, Article 3 of the Amended Articles of Incorporation, creates and authorizes up to 100,000,000 shares of preferred stock (the “Preferred Stock”), of which there are no shares currently issued and outstanding. Accordingly, as of the date hereof, there are 100,000,000 shares of Preferred Stock which have the status of authorized but unissued shares that are available for issuance.

RESOLVED FURTHER, the Board of Directors of the Corporation hereby establishes a series of Series A Convertible Preferred Stock to consist of 2,000,000 shares, and hereby fixes the powers, designation, preferences and relative participating, optional and other rights of such series of Series A Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof, as follows:

1. Designation.

(a) The designation of the series of Series A Convertible Preferred Stock created by this resolution shall be “Series A Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”).

(b) All shares of Series A Preferred Stock shall be identical with each other in all respects.

2. Liquidation Rights.

(a) General. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets or surplus funds of the Corporation legally available for distribution to holders of the Corporation’s capital stock of all classes (whether such assets are capital, surplus, or earnings) before any sums shall be paid or any assets or surplus funds distributed among the holders of Common Stock or to the holders of any series of Preferred Stock which may be junior in right of preference to Series A Preferred Stock, an amount equal to $4.00 per share (as adjusted for any stock dividend, combination or splits with respect to such shares) of Series A Preferred Stock plus any cumulative and or accrued and unpaid dividends thereon (the “Stated Value”). After payment to the holders of the Series A Preferred Stock of the amount set forth in this Section 2(a), the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have a right to acquire upon conversion of the shares of the Series A Preferred Stock held by them.

(b) Distributions Other than Cash. Whenever the distribution provided for in this Section 2 shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. In each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution in accordance with the provisions hereof.

If the assets of the Corporation shall be insufficient to permit the payment in full to holders of the Series A Preferred Stock of the preferential amount set forth in this Section 2, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in accordance with the aggregate liquidation preference of the shares of Series A Preferred Stock held by each of them.

The sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, or the merger, consolidation or reorganization of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation or any other transaction or series of related transactions, in each case where the shareholders of the Corporation do not continue to hold the majority of the voting power after such merger, consolidation or reorganization, shall be deemed to be a liquidation for the purposes of this section.

3. Conversion.

The holders of Series A Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value ($4.00) of one share of Series A Preferred Stock by the Conversion Price (the “Conversion Price”) at the time in effect for a share Series A Preferred Stock. The Conversion Price per share of Series A Preferred Stock initially shall be $.04338, subject to adjustment from time to time as provided below.

(b) Intentionally Deleted.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then applicable Conversion Price of the Series A Preferred Stock. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

(d) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be reissued as Series A Preferred Stock by the Corporation. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(e) Certain Adjustments and Distributions.

(i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each share of Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each share of Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Stock Dividends and Other Distributions. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided for in Section 1 in connection with a dividend, then and in each such event the holders of Series A Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event.

(iii) Reorganizations, Recapitalizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, recapitalization, reclassification or otherwise, then each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred Stock shall have been entitled upon such reorganization, recapitalization, reclassification, merger, consolidation or other event.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series A Preferred Stock.

(g) No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend its Amended Articles of Incorporation with the requisite shareholder consent.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) Notices. Any notice required by the provisions of this Section 3 to be given to any holder of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books.

4. Covenants. The Corporation is prohibited from taking any actions to amend or repeal any provision of, or add any provision to, the Corporation’s Amended Articles of Incorporation, Bylaws or this Certificate of Designation, if such action would change adversely the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the Series A Preferred.

5. Dividends. There are no mandatory dividends with respect to the Series A Preferred Stock.

6. Voting Rights.

(a) General. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock

(b) Approval by Holders of Series A Preferred Stock. The Corporation shall not, without first obtaining the approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

(i) Amend, waive or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or Bylaws if such action would adversely alter or change in any way in any material respect the rights, preferences, privileges, or restrictions of the Series A Preferred Stock;

(ii) Authorize, create and/or issue any class or series of equity or equity-linked securities that is on parity or senior to the Series A Preferred Stock in any respect whether by reclassification or otherwise;

(iii) Pay, declare or set aside for payment any dividends or distributions on or pursuant to the redemption of any capital stock of the Company;

(iv) Effect any consolidation, sale or merger of the Company or other transaction in which control of the Company is transferred except for transactions in which the Series A Preferred Stock will receive at least the Stated Value multiplied by the number of shares of Series A Preferred Stock than outstanding in cash or registered and freely tradable securities valued at the fair market value;

(v) Alter, amend or change any of the provisions of this Certificate of Designation; and

(vi) Redeem, repurchase or declare a dividend with respect to any security of the Corporation, except that the Corporation may repurchase shares of its capital stock issued pursuant to the Corporation’s stock compensation plans.

(c) Election of Directors. The holders of a majority of the outstanding shares of Series A Preferred Stock shall have the right voting as a class to elect two members of the Company’s board of directors (the “Preferred Directors”), including to fill a vacancy as to the Preferred Director. Any Preferred Director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock.